Exhibit 10.1
COMPUTER AND DATA PROCESSING
SERVICES AGREEMENT
     This COMPUTER AND DATA PROCESSING SERVICES AGREEMENT, (“this Agreement”) dated as of May 19, 2008, is by and between HCA — Information Technology & Services, Inc., a Tennessee corporation (“IT&S”) which is a wholly owned subsidiary of HCA Healthcare Corporation, a Delaware corporation (“HCA”) formerly known as Columbia Information Systems, Inc., and LifePoint Corporate Services, General Partnership, a Delaware general partnership (together with its successors and permitted assigns, hereinafter sometimes referred to as “Customer”).
W I T N E S S E T H:
     WHEREAS, IT&S is in the business of providing certain computer and data processing services as more fully set forth herein; and
     WHEREAS, Customer desires to purchase from IT&S the services described in this Agreement, and IT&S is willing to provide such services to Customer, all on the terms and conditions set forth herein;
     WHEREAS, LifePoint Hospitals, Inc., an Affiliate of Customer, and IT&S are parties to that certain Computer and Data Processing Services Agreement dated as of May 11, 1999, as amended (the “Previous Agreement”), pursuant to which IT&S has provided Affiliates of Customer with services substantially similar to the services to be provided under this Agreement; and
     WHEREAS, in consideration of the Parties’ commitment to enter into this Agreement, the fees charged under the Previous Agreement were revised to be consistent with this Agreement effective October 1, 2007; and
     WHEREAS, each of the Parties hereto wish to enter into this Agreement in order to supersede and replace the Previous Agreement as of the date hereof without any interruption in the continuity of services provided under the Previous Agreement, all of which shall continue to be performed under this Agreement unless otherwise expressly agreed.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, IT&S and Customer agree as follows:
     1. Definitions. The following terms shall have the meanings set forth below:

     Additional Services. See the definition in Section 3(a).
     Affiliate. Any person or entity that Controls, is Controlled by or is under common Control with another person or entity.
     Atlas System. The proprietary intranet network currently provided by IT&S for use by Customer and its Affiliates to obtain information relevant to day-to-day operations.
     Assigned. See the definition of Assigned and related terms in Section 12(a) below.
     Base Fees. The fees set forth in the first table on Schedule B.
     Business Associate Agreement or BAA. The Business Associate Agreement between IT&S and Customer dated May 19, 2008.
     Calculation Period. See the definition set forth in Section 2(i) below.
     Change of Control. A transaction (or a series of related transactions) in which a person or entity (or a group of persons and/or entities acting in concert) entities acquires Control of an entity or all or substantially all of its assets.
     Communication Lines. The telephone communication and diagnostic lines for data transmission with the Data Center and/or IT&S, whether dedicated or not.
     Complete Sunset. See the definition in Section 3(d) below.
     Consumer Price Index. All Items of the United States Consumer Price Index published by the United States Department of Labor, All Cities Average (1986=100) or such other successor index as the Parties shall agree in writing.
     Contract Entity. An Affiliate of Customer or an entity that is a party to a contractual relationship with Customer if the relationship involves more than providing information technology services (such as a party to a joint venture or a lease, management or general services arrangement with respect to a hospital or other entity that is not an Affiliate of Customer).
     Control. The ability, directly or indirectly, to elect a majority of the Board of Directors or similar governing body of an entity or to otherwise direct the management of the entity and/or the use of all or substantially all of its assets. This definition shall also apply to the terms “Controlling” and “Controlled by.”

     Cure Period. See the definition set forth in Section 11(c) below.
     Customer Data. See the definition set forth in Section 8(a) below.
     Customizations. See the definition set forth in Section 3(b) below.
     Data Center. The IT&S Data Center(s) located in Nashville, Tennessee and/or any of IT&S’ Regional Data Centers containing computer processing equipment and the Software used by IT&S to provide the Services, or such other facilities as IT&S may establish from time to time.
     Delivered. See definition in Section 3(d).
     Divested Facility. See definition in Section 12(d).
     Documentation. The description of how to use the Services and their functionality and the related security policies and procedures with respect to the Services as most recently updated by IT&S pursuant to this Agreement.
     Effective Time. 12:01 A.M. on May 19, 2008.
     Equipment. The computer hardware located at the Facilities and, to the extent used in connection with the Services, the computer hardware located at any Affiliate or Contract Entity.
     Facility/Facilities. The hospitals and other healthcare providers that are Affiliates of Customer or are owned by Customer or Affiliates of Customer.
     First Notice Date. See definition in Section 3(d).
     HCA Entities. Collectively, HCA Inc., its successors (if any), and Affiliates of HCA that receive information technology services from IT&S.
     HIPAA. The Health Insurance Portability and Accountability Act of 1996, Public Law 104-191.
     HIPAA Rules. The rules and regulations implementing the transaction and code set, privacy, security and other requirements set forth in the administrative simplification provisions of HIPAA.
     IT&S Software. The software listed in Schedule A hereto and identified as being owned by IT&S and any other software owned by IT&S that is used to provide any Services at any time during the Term, including Enhancements, upgrades and custom development to any of such software.
     IT&S Update. See definition in Section 3(c) below.

     Indirect Damages. See definition in Section 10(a) below.
     Initial Term. The period beginning at the Effective Time of this Agreement as set forth above and ending on December 31, 2013 unless earlier terminated pursuant to this Agreement.
     Malicious Code. See definition in Section 9(g) below.
     Monthly Processing Fees. The fees for monthly service under this Agreement as more fully set forth in Section 2 and Schedule B.
     New Software. See definition in Section 3(d) below.
     Operational Customer Data. See definition in Section 8(a) below.
     Parties. Collectively the individual entities which execute this Agreement.
     Previous Agreement. See definition in the recitals above.
     Qualifying Assignee. See definition in Section 12(a) below.
     Qualifying Damages. See definition in Section 2(d) below.
     Sale. See the definition in Section 12(a) below.
     Section 3(d) Period. See definition in Section 3(d) below.
     Service Level Agreements or SLAs. See definition in Section 7 below.
     Service Level Objectives or SLOs. See definition in Section 7 below.
     Services. The installation, support, training, maintenance, data processing and other services provided to Customer by IT&S pursuant to this Agreement, including all services provided under the Previous Agreement during the previous eighteen (18) months whether or not identified in this Agreement. “Services” includes the Wide Area Network and the Communications Lines.
     Software. The computer software identified in Schedule A hereto as either IT&S Software or Third Party Software (and any future additional software and/or replacement software) which is used by IT&S in providing the Services to Customer, including Enhancements, upgrades and custom development.
     Systems. The Equipment and Software functioning together, located at one or more Facilities, Affiliates and Contract Entities.
     Term. The Initial Term and, if applicable, any renewal term and the Wind-Down Period.

     Third-Party Software. The software owned by any third party that is licensed or otherwise made available to IT&S and used to perform Services now and in the future, including the software listed on Schedule A hereto and software used by third parties as application service providers.
     Third-Party Updates. See the definition set forth in Section 3(c)(1).
     Wide Area Network. The proprietary wide area network currently provided by IT&S for use by Customer, its Facilities, Contract Entities and Affiliates that receive Services hereunder and HCA Entities to deliver IT&S products and/or services (for example, e-mail, host application access, file transmission, Atlas System access).
     Wind-Down Period. See the definition set forth in Section 11(e) below.
     2. Services, Systems, Data, Payment.
          (a) IT&S shall provide, and Customer shall purchase from IT&S, the Services and/or licenses to the Software described in the Schedules hereto, upon the terms and subject to the conditions of this Agreement, for the benefit of Customer and the Facilities, Contract Entities and Affiliates that Customer may designate from time to time with respect to all or a portion of the Services. Services shall not be provided for Customer or any Facility, Affiliate or Contract Entity to the extent that Customer notifies IT&S in writing that some or all of the Services shall not be provided as of a specific date; provided, however, that Customer shall not use this Section 2(a) during the Initial Term or any renewal term to effectively terminate this Agreement (i) by designating the removal of more than twenty five percent (25%) of its Facilities in a calendar year or (ii) by removing the Clinical CPCS and PA (patient accounting) products described in Schedule A from more than twenty five percent (25%) of its Facilities in a calendar year.
          The foregoing limitations shall not be read as being in derogation of Customer’s rights related to Updates in Section 3(c), New Software in Section 3(d), or its rights to divest Facilities as discussed in Section 12(d). For the avoidance of doubt, Customer’s decision to remove services by virtue of divesting more than twenty five percent of its Facilities would not be deemed to be a violation of this Section 2(a). The invoices provided hereunder for the Services shall identify the Facilities, Affiliates and Contract Entities and the Services each of them received for the month which is the subject of the invoice. The parties shall promptly work together in good faith to resolve any disagreement regarding which Facilities, Affiliates or Contract Entities are then to receive all or a portion of the Services.
          In addition, for purposes of applying the limitations set forth in the first paragraph of this Subsection 2(a):

     (A) the twenty-five percent (25%) limitation shall be applied during a specific calendar year to the number of Facilities that received Services on January 1 of that calendar year for purposes of Subsection 2(a)(i) above and to the number of Facilities that received the Clinical CPCS and PA (patient accounting) products on January 1 of that calendar year for purposes of Subsection 2(a)(ii) above; and
     (B) Customer shall not be deemed to have removed a Facility if the Facility no longer uses the Services or the Clinical CPCS and PA products in question pursuant to a divestiture of the Facility, a decision not to use certain Services pursuant to Section 3(c) regarding Updates or Section 3(d) regarding New Software or a combination thereof.
          (b) Except as otherwise required by HIPAA, the HIPAA Rules, the Business Associate Agreement or the requirements of payers, IT&S shall designate certain coding and naming conventions for the form of Customer Data and shall provide to Customer the coding requirements for transmitting Customer Data to the Data Center and the treatment given to different account and processing codes used by IT&S. IT&S reserves the right to make changes in operating procedures, coding and naming conventions, hardware and network configurations and applications and systems programming. IT&S shall provide Customer with notice of such changes as far in advance as possible, but in no event less than thirty (30) days. Customer shall be responsible for, and bear the cost of, (i) coding and transmitting Customer Data to the Data Center, (ii) supervising the conversion of its financial data into a form that can be processed by IT&S in accordance with the foregoing, (iii) determining whether it has complied with applicable accounting practices, (iv) determining whether it has complied with applicable state and federal regulations governing financial reporting obligations, (v) verifying the accuracy of Customer Data generated by Customer if, in Customer’s sole discretion, it chooses to perform such verification and (vi) maintaining prudent internal controls of reports and Customer Data.
          (c) If Customer requests that IT&S correct or reprocess data files because of erroneous input data or output records, IT&S will use its reasonable best efforts to perform such correction and reprocessing. Customer shall use commercially reasonable efforts to request any correction or reprocessing within three business days after production of the reports. If correction or reprocessing is requested because of an error attributable to IT&S or the negligence of IT&S, there shall be no charge for such rerun and IT&S shall perform such rerun within ten (10) business days unless the parties mutually agree that performing a rerun is impossible from a technical perspective, in which event IT&S shall promptly compensate Customer for any Qualifying Damages (as defined below) and correct any erroneous records without performing a rerun. In the event that the error is attributable to Customer’s erroneous input data or output records, IT&S will promptly determine whether it can perform the reprocessing and, if it can perform the reprocessing, will provide a reasonable cost estimate to Customer for such reprocessing services. Following mutual agreement on the cost, IT&S will perform the reprocessing services. If the parties are unable to agree on the cost for the reprocessing services, IT&S shall not perform such services. As used herein, “Qualifying Damages” means the direct and quantifiable damages incurred by Customer or any Contract Entity that result from an error attributable to IT&S hereunder (for example, the amount of an overpayment to an employee or vendor of Customer due to an error of IT&S or the amount of a vendor discount lost due to a delay in a payment processed by IT&S).
          (d) Customer shall pay IT&S on behalf of the Facilities, Affiliates and Contract Entities for the Services rendered and licenses granted in accordance with the terms and subject to the conditions contained herein and in the Schedules hereto. The prices set forth on Schedule B are subject to change as set forth in Section 2(i) below. The monthly processing fees set forth in Schedule B and payable pursuant to subsection 2(g) below shall be the only fees and costs payable hereunder other than (i) amounts payable for travel under subsection (e) below, (ii) third party charges as detailed in Schedule B, (iii) interface development and deployment, which shall be charged in accordance with Schedule C, (iv) fees agreed upon in separate work orders signed by both Parties and (v) fees (if any) that become due under Section 3 below. Except as otherwise provided in Section 3(d), all third party costs due hereunder shall be allocated on an equitable basis among Customer, IT&S, all HCA Entities and all other customers of IT&S.
          (e) In the event that Customer makes a written request for the performance of on-site Services by IT&S, Customer shall pay the reasonable and customary travel expenses of IT&S personnel performing such Services for Customer, in accordance with IT&S’ standard business travel policies.
          (f) Unless otherwise provided herein, payment is due within thirty (30) days of the date of receipt of an invoice except to the extent that such amounts are the subject of a good faith dispute. Without limiting IT&S’ rights hereunder, any amounts not paid within thirty (30) days of the due date shall be subject to a late charge equal to the lesser of twelve percent (12%) per annum or the maximum amount allowed by applicable law; provided, however, that no late charge shall apply with respect to amounts reasonably disputed by Customer if written notice of such dispute is given to IT&S within fourteen (14) days of receipt of invoice; provided, however, that the interest on any disputed charges that are ultimately resolved against Customer shall accrue from the date payment would have otherwise been due. Disputes under this Section will be resolved pursuant to the procedure set forth in Section 12(f).
          (g) Customer’s processing fees are indicated in Schedule B and shall be charged with respect to each Facility, Affiliate and Contract Entity then designated by Customer to receive the Services in accordance with the scope of Services then designated by Customer to be received by such entity pursuant to Section 2(a) above. If IT&S changes the manner in which the Services are performed (for example, by electing to use more expensive software), such changes shall not result in any additional fee, charge or cost hereunder except as set forth in Section 3 below.
          (h) Added/Divested Facilities — The parties acknowledge that Customer may add or divest Facilities from time to time during the Term of this Agreement. With respect to divested Facilities, IT&S shall provide Services as described in Section 12(d). For divested Facilities Customer’s Monthly Processing Fees shall be reduced beginning on the date of such Facility’s last use of the System hereunder.
          In the event that, during the Term of this Agreement, Customer acquires from a third party, or constructs, a hospital or health care provider establishment, such an establishment shall become a Facility and shall receive Services hereunder if and to the extent designated pursuant to Section 2(a). Any such new Facility shall be entitled to a discount of fifty percent (50%) on Monthly Processing Fees for Clinical Systems and Patient Accounting for the first six (6) full calendar months after go-live and a discount of twenty-five percent (25%) on Monthly Processing Fees for Clinical System and Patient Accounting for full calendar months seven through 12 after go-live. If the go-live occurs other than on the first day of the month, the Monthly Processing Fees will be prorated over the number of days remaining in the month and the discounts will be applied beginning with the first full calendar month after go-live (For example, a Facility with a go-live date of May 15 will be charged a prorated licensee fee for May 15-31, without a discount, and then have the fifty percent discount applied in December through May).
          (i) No more than once annually and effective on January 1 during the Term, IT&S may increase the monthly processing fees charged pursuant to Schedule B by an amount equal to the percentage increase in the Consumer Price Index for the Calculation Period immediately preceding the January 1 on which such change shall become effective. As used herein, the “Calculation Period” means the twelve month period beginning on July 1 and ending on June 30 of the year preceding the year for which the price increase shall become effective. Notice of any fee increase with respect to a Calculation Period must be received by Customer by August 1 immediately following the Calculation Period so that Customer may advise its Affiliates of the fee increase that will affect their budgets. For example, fees may be increased effective January 1, 2010 by an amount equal to the percentage increase in the Consumer Price Index for the Calculation Period beginning on July 1, 2008 and ending on June 30, 2009 if IT&S gives written notice of such increase to Customer by August 1, 2009.

          (j) IT&S will provide yearly and at no charge to Customer, two thousand (2,000) hours of support work to be used at Customer’s discretion for system enhancements or staff training and support; provided, however, that such hours shall not be reduced by the time spent by IT&S in (i) correcting any errors in Services, (ii) providing enhancements that are generally provided to HCA Entities or other customers of IT&S, (iii) services provided as part of IT&S’s general support under this Agreement or (iv) any other services which IT&S provides for a separate charge under this Agreement or any other arrangement. If Customer does not use all of the 2,000 hours during any calendar year, up to two hundred (200) of such unused hours for a given year may be used in the next year during the Term in Customer’s discretion.
     3. New Services and Systems; Updates.
          (a) Additional Services. From time to time, IT&S may offer to perform and Customer may request IT&S to perform certain new activities for Customer (similar to, but not included in the Services provided hereunder), which Customer may purchase in its discretion (the “Additional Services”). These Additional Services may require Customer to pay additional fees, purchase additional Equipment or Communications Lines or license additional software, all of which shall be disclosed by IT&S to Customer in writing when it proposes or responds to Customer’s request for Additional Services. Unless otherwise agreed in writing, any hourly charges for Additional Services shall not exceed the hourly amount that may be charged for professional services pursuant to Schedule C. IT&S shall respond to Customer’s request for Additional Services within ten (10) days after Customer’s written request. IT&S shall not reject any reasonable Customer request for Additional Services including, without limitation, transition services during the Wind-Down Period (which shall be provided pursuant to Section 11(e) below). Customer shall not be obligated to accept any Additional Services except to the extent that Customer authorizes IT&S in writing to perform the Additional Services.
          (b) Customizations. From time to time, Customer may request that IT&S create enhancements, improvements, or other changes to the Software Systems (each a “Customization”). A “Customization” may include, without limitation, a new feature or function which improves the operation, performance, or efficiency of the Software, Equipment or infrastructure standards. IT&S shall respond to Customer’s request for Customizations within ten (10) days after Customer’s written request. IT&S shall not reject any reasonable Customer request for Customizations. Fees for Customizations shall be agreed upon in advance and paid for by Customer consistent with the terms of this Agreement and any amendment, work order, or other similar document agreed upon by the Parties. Unless otherwise agreed in writing, any hourly charges for Customizations shall not exceed the hourly amount that may be charged for professional services set forth in Schedule C.

          (c) Updates.
          (1) From time to time IT&S may update the Third Party Software or provide updates received from the licensor for Third Party Software (a “Third Party Update”). As used herein, the term “Third Party Update” means any fix, change or modification which affects the operating performance or efficiency of the Third Party Software, but does not alter the basic functions that it performs. At the request of IT&S and at a mutually agreed time consistent with past practices (typically after all HCA Entities have implemented the Third Party Update), Customer will discontinue use of the then-current version of the Third Party Software and work with IT&S to implement and use the Third Party Update in accordance with the Documentation. In the event that Customer fails to use the Third Party Update as described herein, IT&S shall not be required to maintain or support the related third Party Software. Unless otherwise agreed by Customer in its sole discretion, IT&S shall not charge a fee to Customer for Third Party Updates, the implementation thereof (including any existing interfaces) or any related maintenance.
          (2) From time to time IT&S may update the IT&S Software (an “IT&S Update”). As used herein, the term “IT&S Update” means any fix, change or modification which affects the operating performance or efficiency of the IT&S Software, but (A) does not alter the basic functions that it performs, (B) permits the IT&S Software to continue to function effectively in Customer’s distributed environment (i.e., does not require a centralized approach), (C) does not require significant changes in Customer’s business processes and (D) does not require significant expenditures by Customer for other software or additional Equipment or Communication Lines. At the request of IT&S and at a mutually agreed time consistent with past practices (typically after all HCA Entities have implemented the IT&S Update), Customer will discontinue use of the then-current version of the IT&S Software and work with IT&S to implement and use the IT&S Update in accordance with the Documentation. In the event that Customer fails to use the IT&S Software as described herein, IT&S shall not be required to maintain or support the related IT&S Software. Unless otherwise agreed by Customer in its sole discretion, IT&S shall not charge a fee to Customer for IT&S Updates, the implementation thereof (including any existing interfaces) or any related maintenance.
          (d) New Software. IT&S may, in its sole discretion, migrate to new Software (“New Software”) to replace any IT&S Software or Third Party Software which shall be offered to Customer by IT&S at a price to be determined as set forth below at the time of such offering; provided, however that the New Software (1) shall provide substantially all of the functionality as the Software that it replaces and (2) shall be suitable for use in Customer’s distributed environment and shall be implemented in a manner that permits it to function effectively in Customer’s distributed environment (i.e., shall not require a centralized approach).

          If Customer elects not to implement the New Software, IT&S shall continue to support the Software that it was intended to replace during the Section 3(d) Period (as defined below) for the fees and charges not to exceed the fees and charges determined in accordance with Schedule B this Agreement and Customer may elect to continue to use the old Software for some or all of the Section 3(d) Period. The Section 3(d) Period shall be the longer of (A) forty-eight (48) months after the initial notification to Customer by IT&S of its final decision to migrate to New Software or (B) twenty-four (24) months after all of the HCA Entities have fully implemented the New Software. Notwithstanding the foregoing, if the change to New Software is due to either the full discontinuation of support of any Third Party Software (without a migration path to a new version or replacement software that is both commercially reasonable and fits within IT&S’s strategic plan as documented in its annual plans and discussed in its quarterly meetings attended by a Customer representative) or the termination or non-renewal of any Third Party Software other than as a consequence of breach by IT&S (each a “Complete Sunset”), the Section 3(d) Period shall end when the vendor of such Third Party Software stops providing support for it or when the license terminates or expires. IT&S shall notify Customer as soon as IT&S knows of any Complete Sunset and shall assist Customer with transition as requested by Customer.
          Customer may also at any time elect to use software not provided by IT&S instead of the New Software regardless of whether it has elected to continue use of the old Software for some or all of the Section 3(d) Period . IT&S shall, if requested by Customer, provide Additional Services (for which additional amounts may be charged pursuant to Section 3(a)) to Customer to assist with the transition to such other software and/or interfaces between the Services provided by IT&S hereunder and the other software selected by IT&S for use instead of the New Software.
          Following initial notification to Customer by IT&S of its final decision to migrate to New Software, IT&S shall use all commercially reasonable efforts to provide the following information in order to facilitate Customer’s transition decision, which shall be provided to IT&S within twelve (12) months of such initial notification: (i) the functionality of the New Software compared to the Software that it shall replace, (ii) the migration process and required training, (iii) preservation of Customer Data created or maintained by the old Software and how such pre-existing Customer Data may be accessed by and used with the new Software, (iv) any possible adverse impact on the SLOs or SLAs then in effect and compliance with applicable laws and regulations, (v) any additional training, hardware, communications, software or data that will be required, including any increase in direct or indirect costs to Customer that may result from the change and (vi) all costs of use of the New Software (consistent with the following paragraph). Notwithstanding the foregoing, Customer may at any time during the Term elect to implement the New Software and the Parties shall then work together to develop a plan for implementation on a mutually agreed timetable.

          IT&S shall promptly update the information listed above if it changes in any material respect or if additional information is developed or obtained by IT&S that is different from or relevant to the information listed above in any material respect. The Parties agree to negotiate in good faith with respect to whether the Section 3(d) Period should be extended or other action should be taken in order to minimize any adverse consequences to Customer that resulted from Customer’s reliance on the information listed above that is subsequently changed, corrected or supplemented.
          The charges for the New Software shall not exceed the reasonable, documented and quantifiable cost of Customer’s use of the New Software to the extent that such cost is incremental above the cost that IT&S has incurred or will incur for use of the New Software by IT&S, all HCA Entities and all other customers of IT&S. For example, if the New Software is Third Party Software with license fees based on the number of users, the cost to Customer hereunder shall be only the additional license fees due with respect to the number of employees designated by Customer to use the New Software and other types of incremental costs, as applicable. In addition, the Base Fees otherwise due with respect to the functionality that the New Software replaces shall no longer be charged if Customer elects to implement the New Software. Unless otherwise agreed in writing, any charges for implementation of the New Software or related expenses shall not exceed the rates for professional services set forth on Schedule C.
          (e) IT&S shall give Customer written notice of any proposed change in the Software at or above the level of a material new release (including the proposed use of Third-Party Software instead of IT&S Software but not fixes and regulatory updates to any current Software) and any proposed new Services as soon as IT&S is aware of the proposed change or new Services and in no event shall such notice be given later than internal IT&S approval of the change or new Service. For purposes of this Section 3(e), a new release shall not be considered material if it is routine or if it does not change the functionality of the software or the manner in which it is used by a majority of the users. IT&S shall also provide the opportunity for Customer to send a Customer employee as a representative to IT&S strategic planning sessions at least as often as quarterly so that Customer can stay abreast of and provide input on proposed changes to the Systems.
     4. Software and Wide Area Network; Prohibited Uses.
          (a) The use of the IT&S Wide Area Network is expressly restricted to accessing the Software, Customer Data and Services provided by IT&S in the manner described in the Documentation. IT&S represents and warrants and Customer acknowledges that the Wide Area Network provided by IT&S to support Customer’s operation is proprietary. Customer and IT&S shall each comply with the Documentation, which describes the responsibilities and duties of IT&S and the Customer in respect of the Wide Area Network. Customer shall not reverse engineer the Wide Area Network in order to obtain access to proprietary data or for any other purpose not specifically authorized herein.
Customer shall not perform any of the following activities or any other activities not conforming to the stated use of the Wide Area Network and agrees to provide reasonable notification to employees at the Facilities that they shall not:
•	Place any equipment on the Wide Area Network for the purpose of recording IT&S electronic communications or deciphering the content and structure of IT&S electronic communications;

•	Access any piece or segment of the IT&S Wide Area Network of computing infrastructure via any telecommunications utility, for example, without limitation, Telnet and TCP/IP, other than as specified in the Documentation; or

•	Take any other action which would have the effect of impeding or prohibiting normal operation of the Wide Area Network.
In addition to the foregoing, Customer will obtain approval from IT&S prior to adding any additional equipment or connections to the Wide Area Network, which approval shall not be unreasonably withheld, conditioned or delayed.
•	Customer acknowledges and agrees that access to the IT&S Wide Area Network may be temporarily terminated at IT&S’ sole discretion (with notice to Customer) under the following circumstances:

•	Customer engages in unauthorized use of the Wide Area Network as indicated in this Agreement;

•	A Customer site generates a condition that interferes with the normal operation of the Wide Area Network, for example, without limitation, a hardware problem generating excessive network traffic or conflicting IP addresses are added to the network; or

•	A non-Customer site generates a condition that interferes with the normal operation of the Wide Area Network and a Customer site is taken down as part of the process of identifying and remediating the problem.
With respect to any event caused other than by a malicious act of Customer or by unauthorized use of the Wide Area Network at a Customer Facility, IT&S will use its reasonable best efforts to ensure that access to the Wide Area Network is restored in a timely manner. With respect to any event caused by a malicious act or the unauthorized use of the Wide Area Network, access will be restored to the specific area in which the malicious act of the unauthorized use occurred when IT&S has received reasonable assurance from Customer that repeat acts or unauthorized use will not occur, but all access will be restored to all other areas as if the event had been caused by another type of event. IT&S will determine assurance in its reasonable discretion, recognizing that an interruption in service is likely to cause substantial harm.
          (b) Subject to the terms in each of the licenses for Third-Party Software granted to IT&S and as set forth elsewhere in this Agreement, IT&S grants to Customer, for the Term of this Agreement, a non-transferable, non-exclusive license to use the Software as contemplated in this Agreement. In this context, “use” includes use by Customer, its Facilities, Contract Entities and/or Affiliates and medical service providers accessing directly or remotely the Software in the manner permitted by such Software and the Documentation.
          (c) Customer shall have no rights to the Software or to information (other than Customer Data) obtained from the Wide Area Network or the Atlas System not expressly granted under this Agreement. Without limiting the generality of the foregoing, Customer shall have no right to (i) alter the Software, (ii) create derivative works, (iii) distribute or sublicense the Software copies to third parties, (iv) incorporate additional software into the Software at the operating system or any other level, (v) incorporate the Software into any publicly available data base or (vi) reproduce the Software without IT&S’ prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, at Customer’s reasonable request, IT&S will work with Customer and Customer’s contractors from time to time to add software which will load or extract data from the Software and/or supplement the Meditech software (for example, to add the Iatric interface to provide information from the System to the electronic medical record).
          (d) Nothing herein shall be deemed to grant to Customer any ownership interest in the Software.
          (e) Customer shall not use the Software for any purpose other than as specifically permitted by this Agreement. Customer shall not alter or delete any copyright or other proprietary notices in the Software.
          (f) Customer shall have the right to copy Documentation to support use of the Software.
     5. Equipment, Installation.
          (a) If Customer purchases and installs Equipment (other than Equipment currently installed at each Facility and Contract Entity as of the date hereof), then Customer shall comply with the parameters set forth below and the installation guidelines in the Documentation. IT&S shall be fully responsible for the Communication Lines and the Wide Area Network. Selection of the most appropriate installation site for any additional Equipment within the Facility is

Customer’s responsibility. At Customer’s request, IT&S will assist Customer in identifying installation sites, provided that in giving such assistance, IT&S makes no representation that any installation site is the appropriate site for Equipment. Proper installation may require the removal of walls or other alterations to the premises. Customer shall be responsible for any costs incurred in modifying the premises to accommodate the installation of any Equipment. Any damage to Customer’s Equipment and Software resulting from inadequate or incomplete site preparation for Equipment may not be covered by applicable maintenance agreements.
          (b) With respect to any purchases and installations of new Equipment and Communication Lines, Customer shall perform the following to ensure adequate site preparation:
     (1) When reasonably required by IT&S, provide the IT&S representative with appropriate drawings indicating:
     i. the location and lay-out of the installation site;
     ii. the location of existing and proposed site wiring (power and communications) and the paths and lengths thereof; and
     iii. the location of other equipment capable of generating electrical noise, electromagnetic interference, heat, etc.;
     (2) Make alterations to the premises as reasonably necessary to meet wiring and other site requirements;
     (3) Provide and install all communication cables, wall jacks, special connectors and associated hardware;
     (4) Install all necessary power distribution boxes, conduits, grounds, lightening protection and associated hardware;
     (5) Install all required auxiliary power protection and air conditioning;
     (6) Provide reasonably required storage or service areas;
     (7) Use commercially reasonable efforts to ensure the environmental requirements of the Equipment are met;
     (8) Provide floor coverings and environmental systems that reasonably control static electricity build-up and discharge; and

     (9) Comply with all applicable federal, state and municipal laws, codes and regulations (including, without limitation, electrical, building, safety and health laws) with respect to activities to be performed hereunder by Customer.
     Clauses (1) through (9) above set forth only the minimum standards, are not intended to be comprehensive and do not modify the obligations of Customer to follow the reasonable instructions and recommendations of IT&S relating to the use of the Software and the Systems.
     In performing its obligations with respect to Communications Lines and the Wide Area Network, IT&S shall act in accordance with the warranties set forth in this Agreement and shall comply with all applicable federal, state and municipal laws, codes and regulations (including, without limitation, electrical, building, safety and health laws) with respect to activities to be performed hereunder by IT&S. During the Term, IT&S shall maintain workers’ compensation insurance as required by law for its personnel and such general comprehensive liability insurance and other insurance as Customer may reasonably request.
     IT&S shall not ask Customer to purchase any additional Equipment or replace any current Equipment unless such additional or replacement items are appropriate for the usage and environment of Customer, which may be significantly different from that of other entities for which IT&S provides information technology services. Customer acknowledges that if it elects not to purchase or replace Equipment as requested by IT&S, Customer shall not hold IT&S responsible for any loss of functionality or performance to the extent that such loss of functionality or performance is caused by the failure to purchase or replace Equipment as requested by IT&S.
     6. Maintenance and Support Services.
          (a) IT&S shall provide maintenance services for the Equipment through IT&S’ third-party maintenance providers and the IT&S Depot Maintenance as set forth in the Schedules to this Agreement. Customer shall have the right to use an alternative Equipment maintenance provider, provided that at least sixty (60) days’ prior written notice is given to IT&S and IT&S, in its reasonable discretion, approves such proposed alternative Equipment maintenance provider. In such cases, responsibility for vendor performance and system availability delivered via this Equipment will transfer solely to Customer.
          (b) Subject to availability, IT&S will provide additional on-site installation support to Customer at IT&S’ hourly rates in effect under this Agreement. In exchange for the fees set forth in Schedule B hereto, IT&S will provide customer assistance through its customer support center in a manner consistent with that provided to HCA Entities that receive similar services and Schedule F.
          (c) IT&S shall not be required to provide maintenance or support Services to any portion of the Software that has been altered by Customer (without the prior written approval of IT&S or as permitted under this Agreement or the Documentation) if such alteration adversely affects IT&S’ ability to provide such Services, as determined by IT&S in its reasonable discretion.
          (d) Customer may utilize other vendors of computer systems requiring interface with the Systems provided hereunder and, upon prior written notice to and approval by IT&S (which approval will not be unreasonably withheld, conditioned or delayed), IT&S shall cooperate with such vendors or Customer in the development and maintenance of necessary interfaces with the Systems, provided that nothing herein shall require IT&S to provide programming support in respect of such interfaces. IT&S will work with a third party vendor selected by Customer to supply, implement and test any IT&S existing interface transactions on a time and materials basis. Where feasible, IT&S will also adapt existing interfaces to add existing accessible data elements to transactions on a time and materials basis. IT&S will review data elements that do not exist on IT&S systems for potential additions on a time and materials basis but retains the right to reject such additions in its sole discretion. All costs and expenses incurred by IT&S pursuant to this paragraph shall be reimbursed by Customer at the IT&S billing rates in effect under this agreement for time and materials. Except as provided in this paragraph, IT&S shall have no obligation to provide Services for systems provided by a person other than IT&S or a vendor preferred by IT&S. All such Services shall be Customer’s responsibility and at Customer’s cost.
          (e) The provision of Services may result in the disclosure to IT&S of third-party confidential or proprietary information in possession of Customer and in which IT&S has no rights. Customer shall indemnify and hold harmless IT&S from the failure of Customer to obtain any third-party consents that may be required so that IT&S may provide the Services so long as IT&S has signed and acted in accordance with any non-disclosure agreements reasonably requested by Customer.
          (f) In the event Customer requires services beyond those provided in this Agreement, or as a result of Customer’s use of Software or Systems other than in conformity with applicable specifications, then to the extent that IT&S agrees to provide additional services, the services shall be provided at the rates then in effect under this Agreement.
          (g) IT&S agrees to make its Wide Area Network available to Customer for access and use by Customer and by the Facilities, Contract Entities and Affiliates of Customer that Customer may designate from time to time. IT&S agrees to make the Information Systems portion of Atlas System available to

Customer for access by Customer, Facilities, Contract Entities and Affiliates of Customer in a manner consistent with the use under the Previous Agreement. Customer agrees that any information obtained by a Customer, Facility, Contract Entity or an Affiliate of Customer from the Atlas System, to the extent such information is not otherwise publicly available, will not be disclosed to third parties or used other than as required in the operation of Customer, the Facility, the Contract Entity or the Affiliate of Customer.
          (h) IT&S has provided Customer with a copy of its current disaster recovery plan. IT&S shall maintain a commercially reasonable disaster recovery plan in effect with respect to the Services throughout the Term and shall give Customer written notice from time to time of the individual named as disaster recovery administrator to manage the plan. IT&S shall promptly advise Customer of any material changes in the disaster recovery plan. The purpose of the disaster recovery plan will be to provide a cost-effective means to reduce the amount of the time required to restore the Services and system functionality in the event of a catastrophic failure at a single data center versus completely rebuilding the computing infrastructure and to satisfy the requirements of the HIPAA Rules. The plan will be periodically tested, and the results made available to Customer upon request. Upon Customer’s reasonable advance request, such testing will include one or more Facilities at mutually agreed dates and times, consistent with the operational needs, plans and abilities of both parties. The results of disaster recovery plan testing with respect to any Facility will be promptly provided to Customer. If the disaster recovery plan is implemented, IT&S shall not give priority or other preferential treatment to any HCA Entity or any other customer of IT&S but shall implement the disaster recovery plan on the same basis with respect to those entities, Customer, Affiliates of Customer, Contract Entities and Facilities that receive Services hereunder.
          IT&S shall allow Customer to designate one employee of Customer to attend the periodic IT&S meetings at which it reviews the disaster recovery plan and the results of testing. IT&S shall provide Customer with reasonable advance written notice of such meetings and allow the designated Customer employee to participate by conference call at Customer’s request.
     7. Customer Linkage, Meetings, Strategic Planning and SLAs. The IT&S Account Executive (“AE”) will continue to support the Customer locally and provide account management services. IT&S shall use commercially reasonable efforts to minimize changes in the person assigned as AE and shall not designate a replacement without the prior approval of Customer. IT&S shall replace the AE at the request of Customer for any reason identified by Customer that is not in violation of applicable law.
     The AE and Customer will conduct a joint effort to define overall Customer objectives and develop an information technology plan whereby IT&S can assist in meeting these objectives. This process will allow for long-range planning and budgeting for system growth, system requirements and resource planning to meet stated objectives. IT&S shall continue to cooperate and work with Customer to address confidentiality, security and privilege requirements, to satisfy the need to produce electronically stored information that is generated, transferred or maintained using the Services and to help implement such strategies and procedures as Customer may adopt from time to time to more effectively address its information management needs.
     IT&S and Customer have defined non-binding Service Level Objectives (“SLOs”) to serve as a benchmark for IT&S and Customer to periodically assess together the functioning and satisfaction level derived from the outsourcing relationship. SLOs are further defined in Schedule F. It is understood that the definition of the SLOs may be changed over time as mutually agreed by the parties. Customer and IT&S agree to comply with their respective responsibilities as set forth in Schedule F.
     IT&S shall provide monthly reports to Customer describing the actual performance with respect to each SLO and the difference between such actual performance and the standard set forth in Schedule F with respect to the performance of IT&S with respect to each of (i) Customer, (ii) all HCA Entities and (iii) in the aggregate, all other customers of IT&S that receive services that are reasonably similar to some or all of the Services. The monthly reports shall be provided to Customer within fifteen (15) days after the end of each calendar month and shall provide a reasonably detailed explanation of the reason for any shortfall in actual performance of each SLO for Customer and the action that needs to be taken to eliminate such shortfall.
     The Parties shall each participate in quarterly meetings to discuss (a) strategic planning, (b) the monthly SLO reports and whether the SLOs should be revised, (c) after SLAs are established as described below, the monthly SLA reports and whether the SLAs should be revised and (d) any and all other issues that Customer may raise with respect to the subject matter of this Agreement.
     Within twelve (12) months after the date hereof and every twelve (12) months thereafter, the Parties shall determine a minimum level of performance (the “Service Level Agreements” or “SLAs”) that shall be required for the remainder of the Term with respect to levels of service hereunder (instead of the SLOs) and shall be set forth in a Schedule to this Agreement.
     The Schedule describing the SLAs shall set forth each activity to be measured, the level to be achieved, the frequency with which each SLA shall be measured and reported to Customer, the monetary credit Customer shall receive against a future payment due to IT&S if the SLA is not achieved in the relevant period and the circumstances of any earnback. In establishing the SLAs, the Parties may consider the SLOs and SLA’s used during the preceding twelve (12) months by Customer, HCA Entities and other customers of IT&S, requirements of applicable law and incentives and requirements of payors.
     If the Parties fail to agree on the SLAs by the dates set forth above, the failure to agree shall be deemed a dispute and shall be subject to the dispute resolution procedures under Section 12(f) below. When the initial and subsequent SLAs are agreed upon, the Parties shall promptly enter into an amendment to this Agreement to the extent reasonably necessary to document that such SLAs have been agreed upon and to provide that they shall be reported and reviewed instead of the SLOs or any previous SLAs. The amendment shall also provide that the amount of any performance credits due with respect to any SLA shall be paid within thirty (30) days after they are determinable if it is unlikely that there will be future payments due to IT&S hereunder against which such amounts may be credited in full. The SLAs agreed upon may measure different and additional aspects of performance than were previously measured as SLOs.
     The repeated or chronic failure of IT&S to perform in accordance with one or more SLAs shall constitute a breach of this Agreement which shall give Customer the right to terminate this Agreement and avail itself of any other rights and remedies under this Agreement and/or applicable law if the failure continues for more than the thirty day cure period set forth in Section 11(c).
     IT&S has implemented and shall continue to utilize shared resource planning and a revised customer service/support model as discussed with Customer and summarized on Schedule E. Customer’s priorities shall be considered by IT&S and its parent organization when they are prioritizing strategic objectives for information technology.
     8. Confidentiality; Proprietary Rights.
          Notwithstanding the following or any other provision of this Agreement, the Business Associate Agreement shall take precedence over and supersede this Section 8 and any other provision of this Agreement to the extent of any conflict or inconsistency between the terms of the Business Associate Agreement and the terms of this Agreement.
          (a) As between IT&S and Customer, any and all PHI, data, e-mails, information, reports and materials of or relating to Customer, any of its Facilities, Contract Entities or Affiliates or any of their patients stored by IT&S, transmitted by IT&S or generated by IT&S (except as provided below) in the course of performing the Services and all portions, versions (whether de-identified or not), compilations or aggregations thereof (collectively, “Customer Data”) are and shall remain the sole and exclusive property of Customer; provided, however, that all e-mails, reports and other materials that IT&S generates solely for its internal purposes in connection with performing its obligations hereunder or administering this Agreement shall not be considered “Customer Data”. IT&S shall have the right to use the Operational Customer Data (as defined below) as reasonably necessary to perform Services hereunder and to document its overall disaster recovery planning and other compliance activities. As used herein, “Operational Customer Data” means any Customer Data regarding the Services and Systems that are included in records of IT&S maintained in the ordinary course of its business, such as statistics regarding SLOs and the results of any disaster recovery testing involving Customer Facilities. IT&S shall provide all Customer Data (or portions thereof) to Customer within thirty (30) days of the receipt of Customer’s request for such data or materials; provided, however, that IT&S may retain a copy of the Operational Customer Data (subject to the confidentiality provisions of this Agreement and the Business Associate Agreement) solely for compliance with applicable laws and regulations and resolution of any dispute arising under this Agreement until the applicable limitations period has expired, at which time IT&S shall, at Customer’s request, either return all of the Operational Customer Data to Customer or certify in writing to Customer that all of it has been destroyed. Notwithstanding the foregoing, (i) IT&S shall maintain copies of Customer Data for such periods of time as are required under this Agreement and for such other periods of time as IT&S, in its sole discretion, shall deem to be advisable.
          (b) IT&S warrants that it will retain all information belonging to Customer in confidence and will neither use it nor disclose it to anyone without the prior written consent of Customer. Notwithstanding the foregoing, to the extent that IT&S is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information required to be kept confidential pursuant to this Section 8, IT&S agrees to maintain the confidentiality of such information and to provide prompt notice to Customer, so that Customer may seek an appropriate protective order or waive compliance by IT&S with this Section 8. If, in the absence of a protective order or the receipt of a waiver by Customer hereunder, IT&S is, nonetheless, in the reasonable written opinion of counsel, legally required to disclose such information, IT&S may disclose such information, and IT&S shall not be liable pursuant to this Section 8; provided, that (i) IT&S shall furnish only that portion of the information which it is advised by counsel to disclose and (ii) IT&S shall exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to the disclosed portion of the information. Moreover, nothing in this Agreement shall prevent IT&S from disclosing confidential information in any proceeding in which it is in an adversarial position to Customer.
          (c) IT&S will provide, and Customer agrees to comply with, reasonable security measures and procedures designed to (i) limit access to the Software and Customer Data to authorized personnel and (ii) minimize the possibility of unauthorized access. IT&S reserves the right to issue and change security procedures from time to time with notice to Customer, including passwords and user identification numbers, which may require acquisition and installation of additional applications, tools and/or equipment at Customer cost. Customer shall be responsible for safeguarding and controlling the use of passwords and user identification numbers assigned by IT&S.
          (d) During the Term of this Agreement and thereafter, Customer shall keep confidential all information pertaining to the use or operation of the Software, disclosing such information only to those persons who need to have such information in order to utilize the Systems. Each party shall promptly inform the other of any suit or action instituted against it based upon a claim that the Software, Services or any portion thereof misappropriates or infringes a patent, copyright, trade secret or other proprietary right of a third party.
          (e) The Software may include proprietary and copyrighted data or programs of third parties. Such data and programs are supplied to Customer pursuant to express authority of such third parties in licenses and agreements with IT&S.
          (f) IT&S understands that Customer may from time to time evaluate how information is accessed, stored and transmitted using the Services with respect to a variety of legal requirements, including confidentiality, privilege and searchability. As part of the Services. IT&S shall work with client to implement such changes as Customer may reasonably request from time to time in order to better satisfy these needs.
     9. Warranties. Subject to the limitations of this section and Section 10 hereof and subject to such limitations as are expressly provided elsewhere in this Agreement, IT&S represents and warrants that:
          (a) The Services provided by it hereunder shall be performed, in all material respects, in a professional, timely and workmanlike manner and shall be as described in this Agreement, the Documentation and the Schedules hereto. Without limitation of the foregoing, the Services shall be of a quality and timeliness at least equal to (i) comparable services provided by IT&S to HCA Entities and/or its other customers during the Term of this Agreement and (ii) comparable services previously provided by IT&S under the Previous Agreement except to the extent that changes are made during the Term pursuant to Section 3 or other provisions of this Agreement that adversely affect the quality and timeliness of the Services.
          (b) IT&S has the legal right to license or sublicense to Customer the Software and to perform the Services. IT&S makes no warranties of any kind in connection with the services provided by any telephone company. IT&S makes no warranties of any kind with respect to the Equipment. Customer must look solely to the manufacturer of such Equipment for any warranties relating thereto.

          (c) IT&S owns all right, title and interest in and to the Software, Documentation and other proprietary material provided under this Agreement, or otherwise has the right to grant to Customer the license to use same as set forth in this Agreement without violating, misappropriating or infringing upon any rights of any third party and without breach of any third-party license to IT&S.
          (d) There is currently no actual or, to the knowledge of IT&S, threatened suit by any third party based on an alleged violation, infringement, misappropriation or breach by IT&S of the rights of any third party. IT&S shall not interfere with use of the Software and the Documentation in accordance with this Agreement and Customer shall not be disturbed or interfered with during the continuation of the license granted hereunder.
          (e) The Software shall perform in accordance with the Documentation; provided, however, if a Customer makes an unauthorized modification to the Software, then this warranty shall not apply to the extent that the problem was caused by the unauthorized modification.
          (f) Each of IT&S’ employees, agents or representatives assigned to perform services hereunder shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and all work will be so performed in a manner compatible with Customer’s business operations at its premises.
          (g) The Software provided under this Agreement, at the time it is supplied and throughout the Term hereof, be completely free of any virus, rouge program, time bomb, turn off instruction, or any other device however characterized that is potentially damaging to the Software, materials provided, other programs, data, computer hardware, computer software, telecommunications equipment or any other material or device in any manner whatsoever (collectively, “Malicious Code”). Throughout the Term of this Agreement, IT&S shall use commercially reasonable efforts to check the Software for Malicious Code and take appropriate action to prevent the propagation of Malicious Code in connection with the Services.
          (h) Customer is not an alpha or a beta site for the Software and will not be for any new services unless the prior written consent of Customer’s Chief Information Officer or Chief Executive Officer is obtained.
          (i) The average service levels (as measured by the SLOs or SLAs then in effect) with respect to the Services provided in any calendar quarter during the Term of this Agreement (including the Wind-Down Period) shall not be less than the service levels for the comparable SLOs or SLAs and services rendered to any HCA Entity that receives services from IT&S during the same calendar quarter.

          (j) The Documentation accurately reflects the functionality of the Services and the security policies and procedures as of the Effective Time and shall be promptly updated by IT&S during the Term of this Agreement to reflect any changes in the Services. The Documentation shall be complete and of a quality which shall enable a trained user to utilize the Services as contemplated by this Agreement. IT&S shall make the Documentation available on the Atlas System to the same extent that it is made available to HCA Entities and other customers of IT&S. IT&S shall give Customer advance notice of any material changes in the Documentation with respect to new releases and any material changes in the security policies and procedures included therein. Changes in Documentation shall not adversely affect the scope of the warranty set forth in Section 9(a) above except for changes in Documentation that are made to reflect changes made in the Software pursuant to Section 3 above.
          (k) The Services include data backup, disaster recovery and other functionality sufficient to enable Customer to satisfy the HIPAA Rules with respect to privacy and security.
          (l) With respect to the license agreements that govern the items of Third Party Software identified on Schedule A, the term during which IT&S may use each of item of such Third Party Software pursuant to such license agreements is at least as long as the Term of this Agreement except for the license agreements for the encoder and HR legacy payroll software which have been disclosed to Customer. Prior to expiration of the license for the encoder software, IT&S shall use commercially reasonable efforts to either renew or extend said license or enter into a license for comparable encoder software.
     IT&S shall use commercially reasonable efforts to develop modifications to the System to comply with changes in United States federal regulatory requirements. Such federal regulatory modifications will be developed at no charge so long as Customer is entitled to receive Services under this Agreement. At Customer’s request, IT&S shall use all commercially reasonable efforts to modify the System to comply with state and local regulatory modifications on a “Fair Share Basis”. As used herein “Fair Share Basis” means charges will be incurred on a time and material basis with costs divided among all of the HCA Entities and other customers affected by a given modification, determined by the relative number of beds at such entities.
     THE FOREGOING WARRANTIES ARE THE EXCLUSIVE WARRANTIES UNDER THIS AGREEMENT AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE EXPRESS WARRANTIES AND COVENANTS HEREIN, CUSTOMER EXPRESSLY WAIVES AND SHALL NOT MAKE ANY CLAIM

OF ANY KIND AGAINST IT&S ARISING OUT OF THE FAILURE OF PERFORMANCE OF ANY PIECE OF EQUIPMENT, OF IT&S SOFTWARE OR THIRD-PARTY SOFTWARE, OR ARISING OUT OF THE BREACH OF ANY WARRANTY PROVIDED BY THE MANUFACTURER OF SAID EQUIPMENT. IT&S SHALL PASS THROUGH TO CUSTOMER THE BENEFITS OF ANY EXPRESS WARRANTIES RELATING TO THE EQUIPMENT, AND SHALL ASSIST CUSTOMER WITH ANY SUCH WARRANTY CLAIMS.
     10. Limitation of Liability.
          (a) Neither Party shall be liable to the other for any failure or delay in the performance of its obligations under this Agreement if such failure or delay arises out of a cause beyond the reasonable control of such party; provided, however, that the foregoing shall not apply to IT&S if IT&S has failed to promptly and successfully implement its disaster recovery plans as represented to Customer herein and such failure or delay in performance would have been avoided or reduced by such implementation. Such causes beyond the reasonable control of a Party may include, without limitation, acts of God, a public enemy, civil or military authority, fires or other catastrophes, delays in transportation, riots or war. Failure to comply with the terms of this Agreement or the Documentation may result in serious damage to Customer’s Equipment, Software and Facilities. IT&S shall have no liability for damage to the extent that it resulted from Customer’s failure to comply with the terms of this Agreement or the Documentation provided by IT&S to Customer.
          Should the Software and/or the Services hereunder be made the subject of any claim alleging misappropriation or infringement of any patent, copyright, trade secret, trademark or other intellectual property rights of any third person, IT&S’ sole liability shall be, at its option, to procure the right to use the Software and provide the Services free of such liability or to replace or modify the Software and the Services to make them non-infringing or not use the alleged misappropriated intellectual property while maintaining equivalent functionality and to not charge Customer for the cost of any necessary training and interfaces necessary for transition to such non-infringing Software and/or Services. No person providing data or programs in the Software shall be deemed thereby to be engaging in the practice of medicine or dispensing medical services.
     IN THE EVENT OF DELAYS, ERRORS OR OMISSIONS IN PROCESSING OR IN PROVIDING OR FAILING TO PROVIDE ANY OTHER SERVICES PROVIDED BY IT&S HEREUNDER, IT&S SHALL USE ITS REASONABLE BEST EFFORTS TO CORRECT SUCH ERRORS OR OMISSIONS, TO MAKE SUCH SERVICES AVAILABLE AND/OR RESUME PERFORMING SUCH SERVICES AS PROMPTLY AS REASONABLY PRACTICABLE AND AT NO ADDITIONAL CHARGE. IN NO EVENT

SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (COLLECTIVELY, “INDIRECT DAMAGES”) ARISING OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, OR ANY INDIRECT DAMAGES ARISING WITH RESPECT TO A LOSS OF DATA OR BUSINESS INTERRUPTION. THE FOREGOING SHALL NOT AFFECT ANY LIABILITY FOR DIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH A LOSS OF DATA OR BUSINESS INTERRUPTION.
     EXCEPT AS PROVIDED BELOW, EACH PARTY’S LIABILITY TO THE OTHER FOR ANY OTHER DAMAGES CAUSED BY OR RESULTING FROM THE PERFORMANCE OR BREACH OF THIS AGREEMENT, WHETHER IN TORT, CONTRACT OR OTHERWISE, SHALL BE LIMITED IN EACH CASE TO AN AMOUNT EQUAL TO THE FEES PAID HEREUNDER DURING THE PRECEDING TWELVE (12) MONTHS (INCLUDING, IF THIS AGREEMENT HAS THEN BEEN IN EFFECT FOR LESS THAN TWELVE (12) MONTHS, AMOUNTS PAID IN THE MOST RECENT TWELVE (12) MONTHS UNDER THE PREVIOUS AGREEMENT AS IF THEY HAD BEEN PAID HEREUNDER). AT CUSTOMER’S OPTION, ANY SUCH AMOUNTS SHALL EITHER BE APPLIED AS A CREDIT AGAINST FUTURE FEES HEREUNDER OR IT&S SHALL PAY SUCH AMOUNT TO CUSTOMER WITHIN THIRTY (30) DAYS AFTER WRITTEN NOTICE FROM CUSTOMER.
          (b) Notwithstanding the foregoing, the limitations of liability shall not apply to (i) the indemnification obligations set forth in this Section 10, (ii) breach of the confidentiality provisions set forth in Section 8 hereof or (iii) any act or omission that constitutes fraud, willful or wanton misconduct, gross negligence or other egregious conduct.
          (c) Customer shall indemnify and hold harmless IT&S from and against any loss, damage or liabilities (including, without limitation, attorneys’ fees) resulting from claims, actions or lawsuits (“Losses”) asserted by or on behalf of third parties or which result from governmental action or are otherwise asserted against IT&S only to the extent that such Losses are determined by a judgment of a court that is binding, final and not subject to review on appeal to have resulted primarily from Customer’s fraud, willful misconduct, negligence or breach of the confidentiality provisions set forth in Section 8 hereof. IT&S will indemnify and hold harmless Customer from and against any Losses asserted by or on behalf of third parties or which result from governmental action or are otherwise asserted against Customer only to the extent that such Losses are determined by a judgment of a court that is binding, final and not subject to review on appeal to have resulted primarily from IT&S’ fraud, willful misconduct, negligence or breach of the confidentiality provisions set forth in Section 8 hereof or any breach of the Business Associate Agreement.
     11. Term; Termination; Breach.
          (a) This Agreement shall become effective at the Effective Time and shall continue during the Term, unless earlier terminated pursuant to the provisions of this Section 11, in which event this Agreement shall terminate upon the effective date of termination, as described in paragraph (b) below. The Previous Agreement shall automatically terminate immediately prior to the Effective Time, provided, however, that such termination shall not affect the respective rights and responsibilities of the parties to the Previous Agreement to the extent that they arose prior to such termination and are not affected by this Agreement.
          (b) This Agreement, and the Services and Systems provided hereunder, may be terminated prior to the expiration of the Term only as follows:
     (1) by either Party with cause (if not cured within the cure period after notice as described in paragraph (c) below), by the giving of written notice by either party, in which event such termination shall be effective sixty (60) days after the giving of such notice;
     (2) by either Party in the event that the non-terminating Party files a proceeding, or has an order for relief entered with respect to it, under any federal or state bankruptcy laws now or hereafter in effect, by the giving of written notice by the other Party, in which event such termination shall be effective sixty (60) days after the giving of such notice;
     (3) by Customer upon written notice to IT&S in the event of a Change of Control of Customer pursuant to Section 11 (g) below; or
     (4) by either Party if it elects to not renew this Agreement in accordance with Section 11 (d) below.
          (c) In the event of a breach of any obligation or covenant under this Agreement by Customer or IT&S, other than the obligation to pay money (other than payments disputed by Customer or IT&S in good faith), the party not in breach may give the party in breach written notice of the specifics of the breach and the party in breach shall have thirty (30) days (the “Cure Period”) in which to cure such breach or cause the breach to be cured. If the breach is not cured, or waived by the non-breaching party, within the Cure Period, then the non-breaching party shall be entitled to pursue any remedies it may have by reason of such breach. The non-breaching party’s remedy with respect to any breach which is not cured or waived within the Cure Period shall include, without limitation, terminating this Agreement with cause and/or commencing legal action against the other party for damages related to such breach. Failure to terminate this Agreement shall not serve to waive any breach hereof. If either party commences legal action alleging any breach of this Agreement, the non-prevailing party shall pay all costs and reasonable attorneys’ fees incurred by the prevailing party in connection therewith.
          (d) This Agreement shall automatically renew for successive additional twelve (12) month terms, unless Customer notifies IT&S of its intention not to renew at least one hundred and eighty (180) days prior to the expiration of the Initial Term or any renewal term or unless IT&S notifies Customer of its intention not to renew at least twelve (12) months prior to the expiration of the Initial Term or any renewal term. Such renewals shall be for the fees and prices then in effect for IT&S’ services or such other amounts as the parties may negotiate, but in no event less than the total fees charged by IT&S to Customer during the preceding twelve (12) months.
          (e) If Services will no longer be provided under this Agreement due to the expiration of this Agreement, either Party’s decision not to renew or termination under any other circumstances, Customer shall within sixty (60) days after it has given or received notice of the non-renewal or termination, specify in writing the period of time that Customer estimates will be necessary to complete the de-installation of the Services and Systems and transition to another information technology system (such period not to extend more than forty-eight (48) months after the expiration of the Initial Term or the then current renewal term). The period commencing after the expiration of the Initial Term or the then current renewal term and ending on the date determined above may be referred to as the “Wind-Down Period.” If Customer fails to specify the Wind-Down Period as provided herein, the Wind-Down Period shall be thirty-six (36) months, unless otherwise agreed. Customer shall have the right to immediately begin an orderly de-installation of the Services and the Systems as set forth herein; provided, however, that such a de-installation shall not otherwise relieve Customer and IT&S of their respective obligations stated elsewhere in this Agreement. IT&S shall, to the extent requested by Customer during the Wind-Down Period, continue to provide all Services hereunder and shall provide (as Additional Services) reasonable assistance to Customer to transition to another service provider or to provide the services itself.
          (f) During the Wind-Down Period, the parties will establish and implement a mutually acceptable de-installation plan, having due regard for the cost and quantity of Services provided by IT&S during the Wind-Down Period. During the Wind-Down Period, the remaining provisions of this Agreement shall continue in effect. In addition, the service levels (as measured monthly by the SLOs or SLAs then in effect) for the Services during the Wind-Down Period shall not decline below the service levels for the same SLOs or SLAs that were achieved during the twelve (12) months preceding the Wind-Down Period, except as the wind down itself affects the SLOs or SLAs.

          (g) Customer (or any person or entity that Controls Customer as a result of a Change of Control of Customer) may terminate this Agreement at any time after a Change of Control of Customer by giving written notice to IT&S specifying the effective date of such termination and the length of the Wind-Down Period and acknowledging the applicable Base Fees or Minimum Monthly Base Fees (as defined below) that shall be due during the Wind-Down Period, depending on when the Change of Control occurs.
     (i) Change of Control prior to 2013. If the Change of Control of Customer occurs on or before December 31, 2012, the fees for the services listed in the first table of Schedule B that shall apply during the Wind-Down Period shall be the greater of the Minimum Monthly Base Fees or the Base Fees that would otherwise be due under this Agreement until December 31, 2012, and thereafter the Base Fees shall be determined in accordance with Schedule B.
     (ii) Change of Control on or after 2013. If the Change of Control occurs on or after January 1, 2013, the Base Fees (and not the Minimum Monthly Base Fees) shall apply during the Wind-Down Period.
     (iii) Minimum Monthly Base Fees. As used herein, the “Minimum Monthly Base Fees” means the Base Fees due for the month immediately preceding the month in which the Change of Control of Customer occurred. The Change of Control of Customer shall be deemed to have occurred upon the closing of the transaction (or the last of any series of related transactions) that is necessary to effect the Change of Control. If the Minimum Monthly Base Fees do not apply, then the Base Fees shall be due pursuant to Schedule B and shall decrease to the extent that Facilities stop using some or all of the Services during the Wind-Down Period.
          Other than the Base Fees (or Minimum Monthly Base Fees, if any) payable with respect to the Wind-Down Period, no additional fees, charges or expenses shall be due as a result of termination pursuant to this subsection 11(g); provided, however, that such termination shall not modify or affect: (i) any amounts due with respect to Services provided prior to the effective date of such termination and (ii) any amounts due with respect to Services provided during the Wind-Down Period other than those Services for which the Base Fees would normally be charged.
          (h) Following termination of this Agreement and upon IT&S’ request, Customer shall deliver to IT&S all Software and related documentation (including copies thereof) or, at IT&S’ option, shall deliver to IT&S a sworn statement certifying that all Software and related documentation have been destroyed except for an archival copy that may be retained in order to (i) defend or assert any claim of IT&S or any third party, (ii) access and/or transition the Customer Data to a new system and/or (iii) to satisfy the requirements of applicable laws and regulations.
     12. Miscellaneous
          (a) Assignment. Except as set forth herein, neither this Agreement, nor any of the rights, licenses or duties set forth herein, may be Assigned (as defined below) by either Party without the prior written consent of the other Party except:
     (i) an Assignment at any time by either Party (including without limitation a Sale (as defined below) that does not constitute a Change in Control of the ultimate parent of either Party) to an Affiliate of the Party that has all technical and financial resources necessary to continue to perform the Assigning Party’s obligations hereunder and confirms in writing that it will be bound by all of the Assigning Party’s obligations hereunder,
     (ii) an Assignment by Customer at any time in connection with a Sale of Customer or
     (iii) after the SLAs have been agreed upon in writing by both Parties in accordance with Section 7 above, for an Assignment by IT&S to a Qualified Assignee (as defined below) in connection with the Assignment to the Qualified Assignee of responsibility to perform and satisfy all other obligations with respect to information technology services for all HCA Entities and Customer for the remainder of the Term, regardless of whether such Assignment involves a Sale of IT&S or a Change of Control of IT&S.
This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.
          As used herein, the term “Assigned” and all capitalized variants of the word “Assign” refers to any transaction or series of related transactions that involves or results in the transfer or assignment, directly or indirectly, of this Agreement or any rights or duties hereunder, whether or not by operation of law, including, without limitation, any merger, consolidation, dissolution, liquidation, assignment or other transfer, whether or not the Assignment is in connection with a Sale (as defined below). As used herein, “Sale” means an Assignment that involves or results in the transfer, directly or indirectly, of all or substantially all assets of a Party to any person and/or entity that was not previously in Control of the Party or any merger, consolidation, dissolution, liquidation, sale of ownership interests (including, without limitation, a public offering of stock of the Party) or any other transaction that involves a change in Control from the persons and/or entities that Controlled the Party before the transaction.
          As used herein, the term “Qualifying Assignee” means an entity that satisfies all of the following conditions: (i) it has the financial and technical resources necessary to continue to perform the obligations of IT&S hereunder and (ii) it confirms to Customer in writing that it will perform all obligations and satisfy all liabilities of IT&S hereunder, including satisfaction of all SLAs and providing the Services on a distributed, non-centralized basis that will allow Customer to function effectively in Customer’s distributed environment in accordance with its then current business practices.
          (b) Access to Books and Records. Upon written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, IT&S shall make available to the requesting party those contracts, books, documents and records necessary to verify the nature and extent of the cost of providing its services. IT&S shall cause such materials to be available for inspection for at least four (4) years after the rendering of such Services and Systems. If IT&S carries out any of the duties of this Agreement with a value of $10,000 or more over a twelve (12) month period through a subcontract with a related individual organization, IT&S shall include this requirement in all such subcontracts. The parties agree that any attorney-client, accountant/client or any other legal privilege shall not be deemed waived by virtue of the provisions of this Section 12.
          (c) Taxes. The prices and amounts specified to be payable by Customer hereunder do not, unless otherwise noted, include any sales, use, excise, value added, utility or other similar tax or charge which may be or hereafter become applicable to the Services and Systems provided hereunder. Consequently, in addition to such prices and amounts, the amount of any such taxes or charges which may be or hereafter become applicable shall also be payable by Customer to IT&S, except that Customer shall have no responsibility for payment of taxes on IT&S’ income or for payment of franchise taxes related to authorization of IT&S to conduct business in any state. In lieu of paying any such taxes that may otherwise be due, Customer may provide IT&S with a tax exemption certificate acceptable to the taxing authorities. Customer shall be given prompt written notice of any tax assessment against IT&S for which Customer is liable hereunder, and Customer shall have the right, at its own expense, to contest any such assessment prior to its payment by IT&S. In the event Customer exercises such right, it shall indemnify and hold harmless IT&S from liability for all interest and penalties relating to such contest. Customer shall control any such contest and IT&S shall provide information and assistance in connection with such contest to the extent reasonably requested by and at the expense of Customer.

          (d) Divestiture of Facility. In the event that, during the Term of this Agreement, Customer divests any Facility or Affiliate that is then receiving any Systems or Services hereunder (each a “Divested Facility”), then in such event, Customer and the purchaser may elect to have the purchaser of such Divested Facility enter into a new agreement with IT&S for the provision of Services and Systems on the same terms as this Agreement (other than the Term), at which time this Agreement shall terminate with respect to such Divested Facility and the fees charged hereunder with respect to the Divested Facility shall no longer be charged. IT&S shall provide the Services and Systems to the purchaser of the Divested Facility pursuant to a separate agreement for up to twenty-four (24) months after the closing of the divestiture (with the duration to be determined at the purchaser’s option) at the same prices as would apply under this Agreement. IT&S shall also promptly enter into good faith negotiations with the purchaser of the Divested Facility for either a transition to another provider or a continuation of the Services and Systems after the term selected by the purchaser and shall propose to the purchaser a time period and fees for such transition or continuing services prior to closing of the divestiture. Any legal or other expenses reasonably incurred by IT&S in connection with actions taken in relation to Customer’s divestiture of a Facility shall be paid by Customer.
          (e) Hiring. During the Term of this Agreement neither party shall recruit, hire, offer employment to or refer for employment any of the employees of the other party, without such party’s prior written permission except as that (i) neither Party shall be deemed to have violated this provision if the action involved or resulted from general advertising, posting open positions on the Internet or other general recruitment efforts that are not targeted to any individual and (ii) the foregoing restriction shall not apply to Customer recruiting, hiring or making an offer to any employee of IT&S if IT&S has breached this Agreement in any material respect and the breach has not been cured within the applicable period or IT&S has given notice that it will not renew this Agreement.
          (f) Disputes. In the event that a dispute arises between IT&S and Customer which cannot be resolved in the normal course, the following dispute resolution procedure shall be followed: (i) within ten (10) business days of a written request by either party, that Customer’s Chief Information Officer (or designee) and IT&S’ Account Executive shall meet and resolve the issue; if these parties cannot resolve the issue within ten (10) business days of the meeting, then (ii) the issue shall be submitted to Customer’s CIO or designee and IT&S’ President; if these parties cannot resolve the issue within fifteen (15) business days of submission to them, the parties may seek whatever other remedies are available. Notwithstanding anything to the contrary set forth in this Agreement, (A) during the pendency of any dispute, whether being resolved pursuant to the foregoing process, litigation or otherwise, the Parties shall each continue to perform all of their respective obligations hereunder during the pendency of the dispute (including the payment of undisputed fees) and (B) the obligation to escalate disputes in accordance with this subsection (f) shall not preclude either Party from seeking an injunction or other equitable relief with respect to breaches of confidentiality or other matters that have a risk of irreparable harm that may not be compensable with money damages.
          (g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee without regard to its conflict of laws provisions. Any dispute hereunder shall be resolved in the state or federal courts having jurisdiction located in Nashville, Tennessee. IT&S and Customer each hereby expressly submits and consents in advance the jurisdiction of the United States District Court for the Middle District of Tennessee and each hereby waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.
     13. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and sufficient if sent by nationally recognized overnight courier (for next business day delivery, receipt requested), or certified mail, return receipt requested, to IT&S or Customer at the following addresses:
HCA — Information Technology & Services, Inc.
2555 Park Plaza
P. O. Box 270
Nashville, Tennessee 37202
ATTN: Chief Financial Officer
and
LifePoint Corporate Services, General Partnership
103 Powell Court, Suite 2000
Brentwood, Tennessee 37027
ATTN: General Counsel
Any party may change the person and address to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein.
     14. Entire Agreement; Amendment. This Agreement, together with the Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No party hereto has relied upon any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the Schedules or other documents delivered pursuant hereto. This Agreement may be amended, modified, superseded or supplemented only by an instrument in writing executed and delivered by IT&S and Customer.
     15. Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
     16. Rights Cumulative; Waiver. All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently. The failure by either party to enforce any term shall not be deemed to be a waiver of future enforcement of that or any other term of this Agreement.
     17. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to constitute an original, but which together shall constitute one and the same instrument.
     18. Severability. In the event that any provision hereof is prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or unenforceability of such provision in any other jurisdiction.
     19. Survival. Termination of this Agreement shall not affect the respective rights and responsibilities of the Parties to the extent that they arose prior to such termination. Unless otherwise provided herein, all provisions of this Agreement shall remain in full force and effect during any Wind-Down Period. The following Sections of this Agreement shall survive its termination (in addition to any Section which, by its terms, continues in effect after termination): Section 1 (Definitions), Section 8 (Confidentiality; Proprietary Rights), the Business Associate Agreement referenced in Section 8, Section 10 (Limitation of Liability), Section 12(b) (Access to Books and Records), Section 12 (f) (Disputes), Section 12(g) (Governing Law), Section 13 (Notices), Section 14 (Entire Agreement), Section 15 (Headings), Section 16 (Rights Cumulative; Waiver), Section 17 (Counterparts), Section 18 (Severability) and Section 19 (Survival).
*                       *                       *                       *

     IN WITNESS WHEREOF, the parties have caused this Computer and Data Processing Transition Services Agreement to be executed by their duly authorized representatives as of the day and date first referenced above.
HCA — Information Technology & Services, Inc.

By: Name:	/s/ Noel Williams Noel Williams
Title:	President
LIFEPOINT CORPORATE SERVICES, GENERAL PARTNERSHIP

By:	LifePoint CSLP, LLC,
a Delaware limited liability company
Its:	General Partner

By:	LifePoint Hospitals Holdings, Inc.,
a Delaware corporation
Its:	Sole Member

By:	/s/ William M. Gracey
Name:	William M. Gracey
Title:	President

By: Name:	/s/ David M. Dill David M. Dill
Title:	Chief Financial Officer

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